Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SAMSON RESOURCES CORPORATION

Samson Resources Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on November 14, 2011.

2. The name of the Corporation was changed from its name under the original Certificate of Incorporation, Tulip Acquisition Corporation, to Samson Holding Corporation in an Amendment to the Certificate of Incorporation filed with the office of the Secretary of State of the State of Delaware on November 29, 2011.

3. The name of the Corporation was changed from Samson Holding Corporation to its current name, Samson Resources Corporation, in the Second Certificate of Amendment to the Certificate of Incorporation filed with the office of the Secretary of State of the State of Delaware on December 1, 2011.

4. This Amended and Restated Certificate of Incorporation was duly adopted by the board of directors of the Corporation (the “Board of Directors”) and by the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is Samson Resources Corporation.

SECOND: The name and address of the registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 2,000,180,000 (TWO BILLION ONE HUNDRED EIGHTY THOUSAND), 2,000,000,000 (TWO BILLION) of which shares shall be Common Stock having a par value per share of $0.01 and 180,000 (ONE HUNDRED EIGHTY THOUSAND) of which shares shall be Cumulative Redeemable Preferred Shares having a par value per share of $0.10.

FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation (the “Board of Directors”), but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

SIXTH: (a) No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as currently in effect or as the same may hereafter be amended. Any repeal or modification of this subsection (a) of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. If the General Corporation Law of the State of Delaware is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

(b) The Corporation shall indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against all claims, losses, liabilities, expenses (including attorneys’ fees and disbursements), damages, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted under the General Corporation Law of the State of Delaware, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

(c) To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this Article SIXTH, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Expenses (including attorneys’ fees) incurred by an officer or director in defending or testifying in a civil, criminal, administrative or investigative action, claim, suit or proceeding by reason of the fact that such person is or was an officer or director of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise) shall be paid by the Corporation in advance of the final disposition of such action, claim, suit or proceeding within ten business days of the Corporation’s receipt of a request for advancement of such expenses from such director or officer and, to the extent required by law, upon receipt of an undertaking by or on behalf of any such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by the relevant sections of the General Corporation Law of the State of Delaware, and the Corporation may adopt bylaws or enter into agreements with such persons for the purpose of providing for such advances.

(e) The indemnification permitted by this Article SIXTH shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

(f) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SIXTH or otherwise.

SEVENTH: (a) Certain Definitions. For purposes of this Article SEVENTH, (i) “Affiliate” of any Person shall include any principal, member, manager, director, partner, shareholder, officer, employee or other representative of any Person that, directly or indirectly, is controlled by such Person, controls such Person or is under common control with such Person (other than the Corporation and any entity that is controlled by the Corporation) or any Person that, directly or indirectly, is controlled by such Person, controls such Person or is under common control with such Person, (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity and (iii) “Sponsor Affiliates” shall mean ITOCHU Corporation, Samson Aggregator L.P., Samson Aggregator GP LLC and its members and the respective Affiliates of the foregoing.

(b) Certain Activities. In anticipation of the benefits to be derived by the Corporation through its continued contractual, corporate and business relationships with the Sponsor Affiliates and in anticipation and recognition that (i) certain directors, principals, officers, employees and/or other representatives of the Sponsor Affiliates may serve as directors or officers of the Corporation, (ii) the Sponsor Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage. The provisions of this Article are set forth to define the circumstances in which the fiduciary duties of the Non-Employee Directors and the Sponsor Affiliates would not be breached even if certain classes or categories of business opportunities are alleged to have been usurped by one or more of the Sponsor Affiliates, the Non-Employee Directors or their respective Affiliates.

(c) Certain Transactions. None of (i) any Sponsor Affiliate or (ii) any Non-Employee Director or his or her Affiliates (any such Person identified in clause (i) or (ii), an “Identified Person”) shall be in breach of a fiduciary duty for directly or indirectly (A) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has a reasonable expectancy interest or property right or (B) otherwise competing with the Corporation or any of its Affiliates. For the avoidance of doubt, to the extent that any purchase, sale or other transaction by any Identified Person involving any securities or indebtedness of the Corporation or any of its Affiliates (or involving any hedge, swap, derivative or other instrument relating to or in respect of any of the foregoing securities or indebtedness) may be deemed to be a corporate opportunity or to be in competition with the Corporation, the Identified Persons shall be fully protected by the foregoing provisions of this Article SEVENTH in pursuing such purchase, sale or other transaction or in taking any other action in respect of or affecting such securities, indebtedness or other instrument. The Corporation hereby renounces any reasonable expectancy interest or property right in any business opportunity which may be a corporate opportunity for both an Identified Person and the Corporation or any of its Affiliates, except as provided in paragraph (d) of this Article SEVENTH. In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, himself or herself and the Corporation or any of its Affiliates, such Identified Person would not be in breach of a fiduciary duty for failing to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates. To the fullest extent permitted by law, no Identified Person can be held individually liable to the Corporation or its stockholders or any of the Corporation’s Affiliates or their respective creditors for any damages as a result of engaging in any of the activities permitted pursuant to this paragraph (c) or which are stated in this paragraph (c) to constitute a breach of its, his or her fiduciary duties if engaged in by such Identified Person.

(d) Usurping Certain Corporate Opportunities Are Breaches of Fiduciary Duty. The Corporation does not renounce its expectancy interest or property right in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of paragraph (c) of this Article SEVENTH shall not apply to any such corporate opportunity.

(e) Exclusion. In addition to and without limiting the foregoing provisions of this Article SEVENTH, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if the Corporation is not financially capable or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no reasonable expectancy interest or property right.

EIGHTH: (a) Subject to the Stockholders’ Agreement, to be dated as of December 21, 2011 (the “Stockholders’ Agreement”), among the Corporation, Samson Aggregator L.P., JD Rockies Resources Limited and ITOCHU Corporation (solely for purposes of Section 6.5 thereof), the size of the Board of Directors shall be fixed by a resolution adopted by the holders of a majority of the Common Stock of the Corporation outstanding and entitled to vote thereon.

(b) Subject to the Stockholders’ Agreement, any vacant or newly created directorship may be filled by, and directors may be removed with or without cause by, the affirmative vote of the holders of a majority of the voting power of the Common Stock of the Corporation outstanding and entitled to vote thereon.

(c) The voting power of each director with respect to each action taken by the Board of Directors shall be one vote per director; provided, however, that, subject to the Stockholders’ Agreement, the voting power of any director with respect to actions taken by the Board of Directors may be increased or decreased, from time to time, to such number of votes and/or fractional votes as determined by a resolution adopted by the holders of a majority of the Common Stock outstanding and entitled to vote thereon. Unless otherwise determined in such resolution, a director’s voting power for any action taken by a committee of the Board of Directors, and by any subcommittee of a committee of the Board of Directors, shall be the same as such director’s voting power with respect to action taken by the Board of Directors.

(d) For the avoidance of doubt, subject to the Stockholders’ Agreement, (i) the voting power of any director may be different from the voting power of any other director and (ii) the holders of a majority of the Common Stock outstanding may act, by written consent or at a stockholder meeting, to adopt one or more resolutions that fix the size of the Board of Directors; remove, appoint or elect directors in accordance with this Certificate of Incorporation and applicable law; and fix or alter the voting power of each director. For purposes of this Certificate of Incorporation and the bylaws of the Corporation, every reference to a majority or other proportion of directors with respect to establishing a quorum for meetings of the Board of Directors, Board of Directors committees or subcommittees of Board of Directors committees, and with respect to the requisite vote for approval of action by the Board of Directors, a Board of Directors committee or a subcommittee of a Board of Directors committee (whether action is taken at a meeting or by written consent) shall refer to such majority or other proportion, as applicable, of the votes entitled to be cast by such directors.

NINTH: The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware, and the restrictions contained in Section 203 shall not apply to the Corporation.

TENTH: The bylaws of the Corporation shall not restrict the ability of the holders of the Common Stock to act by written consent in lieu of a meeting, and no provision of the bylaws shall require holders of Common Stock to request that the Board of Directors fix a record date prior to delivery of written consents to the Corporation.

ELEVENTH: When the terms of this Certificate of Incorporation refer to a specific agreement, resolution or other document or decision by any body, person or entity to determine the meaning or operation of a provision hereof, the secretary of the Corporation shall maintain a copy of such agreement, resolution, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request thereof. Unless otherwise expressly provided in this Certificate of Incorporation, a reference to any specific agreement, resolution or other document shall be deemed a reference to such agreement, resolution or other document as amended from time to time in accordance with the terms of such agreement, resolution or document.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 20 day of December, 2011.

SAMSON RESOURCES CORPORATION

Name:	/s/ Ashwini Upadhyaya
Title:	Treasurer